CUTLER LAW GROUP
             610  NEWPORT CENTER DRIVE, SUITE  800
                NEWPORT  BEACH,  CALIFORNIA  92660
                     (949) 719-1977                 M.  Richard  Cutler,  Esq.
                  FAX: (949) 719-1988               Brian  A.  Lebrecht,  Esq.
                   www.cutlerlaw.com                Vi  Bui,  Esq.
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                   January  10,  2000


Richard  Wulff
Alison  Toledo
Maureen  Dallman
Al  Pavot
John  Reynolds
Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

     RE:     GO  ONLINE  NETWORKS  CORPORATION  ("GONT")
             AMENDMENT NO. 1 TO FORM SB-2 REGISTRATION STATEMENT FILED ON DECEMBER 3, 1999
             FILE  NO.  333-88615

Gentlemen  and  Ladies:

     Go Online Networks Corporation hereby withdraws its Form SB-2 Registration Statement, File No. 333-88615, originally filed on October 7, 1999 and as amended and filed on December 3, 1999.

     Please  direct  any  further  inquiries  on this matter to the undersigned.

                                Very  Truly  Yours,

                                /s/ M. Richard Cutler

                              M.  Richard  Cutler,  Esq.